Exhibit 1                      OPTION AGREEMENT

         THIS OPTION AGREEMENT ("Option Agreement") is entered into this 29th day of December, 1997, between JULIUS L.
PALLONE ("Grantee"), and JoANN S. COUSINO
("Shareholder").

         Shareholder has sold to Grantee certain shares of the Common Stock of Crowley, Milner and Company, a Michigan corporation ("Company"). After the sale and purchase of such shares, Shareholder owns in excess of 100,000 shares of Common Stock of the Company. Shareholder wishes to grant to Grantee an irrevocable option to purchase 100,000 of Shareholder's remaining shares of Common Stock of the Company.

         In consideration of the premises, and the sum of $10 paid by Grantee to Shareholder (receipt and adequacy of which is acknowledged by Shareholder), and the mutual promises, covenants and undertakings hereinafter set forth, the parties agree as follows:

1. Option. Shareholder hereby grants to Grantee an irrevocable option ("Option") to purchase 100,000 shares of Common Stock of the Company owned by Shareholder (the
"Optioned Stock") on the terms hereinafter set forth.

2. Purchase Price. The purchase price for the Optioned Stock, in the event of exercise of the Option by Grantee, shall be the Fair Value (as hereinafter defined) of each share of Optioned Stock, provided that the purchase price shall not be less than $7.50 per share nor more than $12.00 per share. For purposes of this agreement, Fair Value is defined as the average closing price of a share of Common Stock of the Company during the twenty
(20) trading days prior to the date of exercise of the option during which the Company's Common Stock has actually traded on the American Stock Exchange, if listed on the American Stock Exchange (or actually traded on any other stock exchange or on the Nasdaq Stock Market if listed on an exchange other than the American Stock Exchange or listed on the Nasdaq Stock Market).

3. Term. The term of this Option Agreement (i.e., the period during which the Option must be exercised, if at all) shall be for a period ending at 6:00 p.m. on June 30, 1999. If the Option is not exercised during the term of this Option Agreement, the Option Agreement shall be deemed terminated and the Option shall thereupon be deemed to have expired.

4. Exercise of Option. The Option may be exercised by Grantee at any time after June 30, 1998 and prior to 6:00 p.m. on June 30, 1999, but only on one occasion and only with respect to all of the Optioned Stock. In addition, if there shall occur a "Change in Control Event" prior to June 30, 1998, the Option may be exercised by Grantee at any time after such an event, but only on one occasion and only with respect to all of the Optioned Stock. The exercise of all or any part of the Option shall be by written notice by Grantee to Shareholder exercising the Option as to the Optioned Stock. As used herein, a "Change of Control Event" shall mean either of the following events:

                 (a) the Board of Directors of the Company shall have approved a merger or consolidation of the Company, a sale of all or substantially all of the Company's assets or a tender offer by another Person (as defined by Section 13(d)(3)(e) of the Securities Exchange Act of 1934, as amended) for more than 50% of the Company's outstanding common stock; or

                 (b) a Person, other than the Grantee or a Person who is a shareholder of the Company on the date hereof owning more than 10% of the Company's outstanding common stock, or an Affiliate of either the Grantee or such Person, acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the 1934 Act) of twenty percent (20%) or more of the then outstanding common stock of the Company or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, ten percent (10%) or more of the then outstanding common stock, and after the occurrence of such acquisition the Board of Directors of the Company (A) recommends such acquisition to its shareholders for acceptance or (B) fails to undertake such acts as Grantee reasonably requests to oppose such acquisition.

5. Closing. Delivery of the certificates and stock powers representing shares of the Optioned Stock in the form required
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hereunder by Grantee shall take place at the offices of Grantee within sixty (60) days (as determined by Grantee) after delivery of Grantee of such written notice of exercise of the Option. The date upon which the delivery of the certificates for the Optioned Stock and payment therefor shall take place shall be referred to herein as the closing date and such transaction shall be referred to as Closing. At the Closing on a closing date, Grantee shall deliver to Shareholder payment of the purchase price for the Optioned Stock to be assigned and transferred to Grantee by cashier's check or other immediately available funds.

6. Representations and Warranties. Shareholder represents and warrants the following to Grantee, which representations and warranties are true on the date of this Option Agreement and shall continue to remain true and correct as of a closing date (and shall survive the Closing):

         (a) Shareholder is the sole beneficial owner of the Optioned Stock and has good and marketable title to the Optioned Stock, free and clear of any pledges, security interests, liens, claims or any other encumbrances and has the sole right and authority to enter into this Option Agreement and to sell and transfer the Optioned Stock to Grantee.

         (b) At any Closing, Grantee shall receive good and marketable title to all of the Optioned Stock covered by the exercise of the Option, free and clear of any pledges, security interests, liens, claims or any other encumbrances.

7. Legend. Shareholder shall cause the following legend to appear on the stock certificates representing the Optioned Stock:

                 "100,000 of the shares of stock represented by this certificate are subject to an irrevocable option granted by the Shareholder, _____________, to [Name of Grantee], under an Option Agreement dated December 29, 1997 (the "Option
         Agreement"). The shares of stock represented by this certificate may not be sold, transferred, disposed of, hypothecated, pledged or otherwise encumbered in any manner whatsoever except pursuant to the Option Agreement. A copy of the Option Agreement is available for examination at the principal business office of the Company."

If the Optioned Stock is not evidenced by a certificate in paper form, the Grantee may provide written notice to the foregoing effect to the person in whose name the Optioned Stock is registered and to the Company's transfer agent.

8.       Assignment.  Grantee may not assign this Option
Agreement or his rights and obligations hereunder to any other party without obtaining the prior written consent of Shareholder.
In the event that Grantee shall assign this Option Agreement and its rights and obligations hereunder to such party with the Shareholder's consent, then such party shall succeed to this Option Agreement and all of the rights and obligations of Grantee hereunder and shall be deemed the party to this Option Agreement in the place and stead of Grantee, and Grantee shall thereupon be relieved of any and all personal liability or obligations under this Option Agreement.

9. Binding Effect. This Option Agreement shall be binding upon the parties and their respective heirs, personal representatives, guardians, conservators, other legal representatives, successors and assigns.

10. Entire Agreement. This Option Agreement supersedes all prior understandings or agreements between the parties relating to this subject matter. There are no other understandings or agreements between the parties concerning this subject matter. This Option Agreement may not be modified unless by a writing signed by both parties. No party may rely upon any oral statements or representations heretofore made pertaining to the subject matter of this Option Agreement.

11. Non-waiver. No delay or failure to exercise any rights under this Option Agreement by any party shall constitute a waiver of such right or any other right.

12. Governing Law. This Option Agreement shall be construed in accordance with the laws of the State of Michigan.

13. Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.




         The parties have signed this Option Agreement effective as of the date first above written.

/S/ JoANN S. COUSINO
JoAnn S. Cousino


/S/ JULIUS L. PALLONE
Julius L. Pallone